Exhibit 5.1

November 10, 2026

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

Ladies and Gentlemen:

We have acted as counsel to Hecla Mining Company, a Delaware corporation (the “Company”), in connection with the issuance and sale (the “Offering”) by the Company from time to time of an aggregate of up to 50,000,000 shares of common stock, par value $0.25 per share, of the Company (“Common Stock” and such aggregate number of shares of Common Stock, collectively, the “Shares” and each, a “Share”), pursuant to the Equity Distribution Agreement, dated November 10, 2026 (the “Sales Agreement”), by and among the Company and BMO Capital Markets Corp., BofA Securities, Inc., CIBC World Markets Corp., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, and Virtu Americas LLC (collectively, the “Agents” and each, an “Agent”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-284931) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 14, 2025 (such registration statement, including documents incorporated by reference therein and amendments thereto, the “Registration Statement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement and the offering of the Shares thereunder. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the Company’s prospectus supplement, dated November 10, 2026, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (such prospectus supplement, including the documents incorporated or deemed incorporated by reference therein, the “Prospectus Supplement”); (iii) the Sales Agreement; (iv) the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 22, 2025 (the “Certificate of Incorporation”); (v) the Bylaws of the Company adopted August 8, 2006, as amended November 8, 2006, August 1, 2007, December 3, 2007, August 19, 2014, December 4, 2016, December 10, 2019, February 26, 2021, August 21, 2021, December 9, 2022, and May 23, 2023 (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”); (vi) the resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the Sales Agreement, the delegation of certain power and authority of the Board of Directors to certain officers of the Company, and the authorized agent group on August 12, 2026 and October 26, 2026 (such resolutions, the “Board Resolutions” and such officers of the

Hecla Mining Company

November 10, 2026

Company, collectively, the “Authorized Officers” and each, an “Authorized Officer”); (vii) a certificate of good standing of the Company as certified by the Secretary of State on November 4, 2026, (viii) the Certificate of Corporate Secretary of the Company delivered to the Agents pursuant to Section 4(k) of the Sales Agreement; and (ix) a certificate of an officer of the Company, dated as of the date hereof, with respect to certain matters.

For purposes of rendering our opinions below, we have not examined any document other than the documents listed in (i) through (viii) above and assume that there exists no provision in any document relating to the matters covered by our opinions below that we have not examined that is inconsistent with the documents listed above or our opinions below. We have conducted no independent factual investigation of our own but rather have relied solely on the documents listed above, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete, and accurate in all respects.

For purposes of this opinion letter, we have assumed that: (a) each document examined by us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; (e) each document examined by us was duly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof; and (f) the Company shall remain at all times a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. We have further assumed (i) the legal capacity of natural persons, (ii) that each party to the documents examined by us, other than the Company, (A) has the legal capacity, power, and authority to execute, deliver, and perform such party’s obligations under such documents to which it is a party, (B) is duly formed or incorporated, as applicable, organized, validly existing, and in good standing under the laws of its formation or incorporation, as applicable, and (C) has taken all action necessary to duly authorize the execution and delivery of, and the performance of such party’s obligations under, such documents to which it is a party, (iii) that each of the documents examined by us constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, (iv) that any amendment and/or restatement of any of the documents examined by us was accomplished in accordance with, and was permitted by, the relevant provisions of such document and applicable law, and (v) that there are no documents by or among any of the parties to the Sales Agreement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers, or amendments (whether written or oral) to any of the documents examined by us in connection with this opinion letter. We have not verified any of the foregoing assumptions.

In rendering our opinions below, we also have assumed that (i) the Company will have sufficient authorized shares of Common Stock that have not been issued, subscribed for, or otherwise committed to be issued available for issuance pursuant to the Sales Agreement, (ii) the issuance of each Share will be duly recorded in the Company’s stock ledger upon issuance, (iii) in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”), either (A) upon the issuance of a Share, such Share will be evidenced by a certificate that has been duly executed and delivered, or (B) prior to the issuance of a Share, the Board of Directors will have adopted resolutions providing that all shares of Common Stock shall be uncertificated, and, within a

Hecla Mining Company

November 10, 2026

reasonable time after the issuance or transfer of such uncertificated Share, the registered owner of such Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL, (iv) other than those that have been disclosed by the Company in Item 15 to the Form 10-K filed by the Company with the Commission on February 17, 2026, there are no contracts with one or more current or prospective stockholders of the Company (or one or more beneficial owners of stock of the Company), in its or their capacity as such, within the meaning of Section 122(18) of the DGCL, (v) the issuance of the Shares will not (A) have the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series or securities convertible into stock of any class or series, of the Company held by an interested stockholder (within the meaning of Section 203(c) of the DGCL) or (B) confer a benefit, directly or indirectly (except proportionately as a stockholder of the Company) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in paragraphs (c)(3)(i)-(iv) of Section 203 of the DGCL) on an interested stockholder (within the meaning of Section 203(c) of the DGCL), (vi) each Authorized Officer will exercise the authority delegated to such Authorized Officer by the Board Resolutions wholly in accordance with the Board Resolutions, (vii) the number of shares of Common Stock issued and sold as the Shares will not exceed the maximum number of shares of Common Stock authorized to be issued by the Board Resolutions, determined by the relevant Authorized Officer, and set forth in the relevant Transaction Notice, (viii) each Transaction Notice delivered pursuant to the Sales Agreement will comply with the Board Resolutions and designate the Agent to serve as the Designated Agent (as defined in the Sales Agreement and hereinafter, the “Designated Agent”) with respect to such Transaction Notice, (ix) each Designated Agent will act wholly in accordance with the relevant Agency Transaction Notice (as defined in the Sales Agreement and hereinafter, a “Transaction Notice”) delivered by the Company and confirmed by the Designated Agent pursuant to the Sales Agreement, (x) the Company (or the Designated Agent) will have received (A) the minimum consideration for a Share as has been fixed by the Board Resolutions, determined by the relevant Authorized Officer, and set forth in the relevant Transaction Notice delivered pursuant to the Sales Agreement, in each case, prior to such issuance and sale (the “Minimum Consideration”) and (B) the consideration for a Share (not less than the Minimum Consideration) established by the Designated Agent in accordance with the Sales Agreement prior to such issuance and sale (the “Share Consideration”), (xi) either (A) no Transaction Notice will be delivered, and no Shares will be issued, in each case, pursuant to the Sales Agreement later than four years from August 12, 2026 (the “End Date”) or (B) prior to the End Date, the Board of Directors will have adopted resolutions authorizing the issuance of Shares pursuant to the Sales Agreement after the End Date, and (xii) the Board Resolutions have not been, and the Board Resolutions will not be, in each case, revoked, modified, or amended. We have not verified any of the foregoing assumptions.

Our opinion set forth below is limited to the DGCL and reported judicial decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Hecla Mining Company

November 10, 2026

The opinion set forth below is subject to the following additional assumptions: (i) the effectiveness of the Registration Statement and any amendment thereto (including any post-effective amendment) under the Securities Act shall not have been terminated, suspended or rescinded; (ii) all Shares offered pursuant to the Registration Statement will be issued and sold (A) in compliance with all applicable federal and state securities laws, rules, and regulations and solely in the manner provided in the Registration Statement and the Prospectus Supplement and (B) only upon payment of the consideration fixed therefor in accordance with the Sales Agreement; and (iii) there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein with respect thereto.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly and validly authorized for issuance by the Company and, when issued and delivered by the Company and paid for pursuant to the Sales Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP